Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES:

Cornerstone OnDemand Global Operations, Inc. (Delaware)
Cornerstone OnDemand Holdings, Inc. (Delaware)
Cornerstone OnDemand Limited (United Kingdom)
Cornerstone OnDemand Services India Private Limited (India)
Cornerstone OnDemand Spain SL (Spain)
Evolv Inc. (Delaware)
Sonar Limited (New Zealand)